Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Four Corners Property Trust, Inc.:

We consent to use of our report dated March 21, 2016 with respect to the consolidated and combined balance sheets of Four Corners Property Trust, Inc. as of December 31, 2015 and 2014, and the related consolidated and combined statements of comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2015 and the related financial statement schedule, which report appears in the annual report on Form 10-K of Four Corners Property Trust, Inc. filed March 22, 2016 and the use of our reports dated August 10, 2015 with respect to the balance sheet of Four Corners Property Trust, Inc. as of July 16, 2015, the combined balance sheets of the LongHorn San Antonio Business as of December 31, 2014 and 2013 and the related combined statements of comprehensive income (loss), changes in parent company equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the combined balance sheets of the Four Corners Properties as of December 31, 2014 and 2013, and the related financial statement schedule, which reports appear in Four Corner Property Trust Inc.’s registration statement on Form 10 filed on August 11, 2015, as amended and declared effective on October 21, 2015, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the registration statement.

Our report with respect to the LongHorn San Antonio Business contains an explanatory paragraph relating to the allocation of certain overhead costs that may not be reflective of the actual level of costs incurred had the LongHorn San Antonio Business operated as a separate entity.

/s/ KPMG LLP

San Francisco, California

December 2, 2016